INDEPENDENT AUDITORS' CONSENT

American Pacific Corporation and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of American Pacific Corporation and Subsidiaries (the "Company") on Form S-4 of our report dated November 14, 1997, appearing in the Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 1997, and of our report dated March 6, 1998, on Gibson Ranch Limited Liability Company appearing in the Company's Form 10-K as amended by Form 10-K/A for the year ended September 30, 1997, and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.


/S/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP


Las Vegas, Nevada
April 8, 1998